Exhibit 99.1

Saga Communications, Inc.

Reports 3rd Quarter 2023 Results

Contact:

Samuel D. Bush

(313) 886-7070

Grosse Pointe Farms, MI – November 2, 2023 – Saga Communications, Inc. (Nasdaq - SGA) (the “Company” or “Saga”) today reported that net revenue decreased 2.8% to $29.2 million for the quarter ended September 30, 2023 compared to $30.0 million for the same period last year.   Station operating expense increased 2.1% for the quarter to $22.8 million compared to the same period last year.  For the quarter, operating income was $3.5 million compared to $1.1 million for the same quarter last year and station operating income (a non-GAAP financial measure) decreased 14.7% to $7.6 million.  Capital expenditures were $760 thousand for the quarter compared to $1.2 million for the same period last year.  We had net income of $2.7 million for the quarter compared to a net loss of $104 thousand for the third quarter last year.  Diluted earnings per share were $0.45 in the third quarter of 2023.

Net revenue decreased 1.3% to $83.6 million for the nine-month period ended September 30, 2023 compared to $84.8 million for the same period last year.   Station operating expense increased 3.4% for the nine-month period to $66.9 million compared to the same period last year.  For the nine-month period, operating income was $8.7 million compared to $8.2 million for the same period last year and station operating income (a non-GAAP financial measure) decreased 14.3% to $20.4 million.  Capital expenditures for the nine months were $3.4 million compared to $4.7 million for the same period last year.  Net income was $7.0 million for the nine-month period compared to $4.9 million for the same period last year.  Diluted earnings per share were $1.15 in the first nine months of 2023.

Our results for the quarter and nine months ended September 30, 2022 were impacted by one-time expenses of $3.8 million related to the passing of our founder.

The Company will pay a quarterly dividend of $0.25 per share on November 3, 2023 to shareholders of record as of October 11, 2023.  The aggregate amount of the quarterly dividend will be approximately $1.5 million.  With this payment Saga will have paid over $111 million in dividends to shareholders since the first special dividend was paid in 2012.  The Company intends to pay regular quarterly cash dividends in the future.  Consistent with its strategic objectives of maintaining a strong balance sheet and with returning value to our shareholders, the Board of Directors of Saga will also continue to consider declaring special cash dividends, variable dividends and stock buybacks in the future.

The Company’s balance sheet reflects $41.7 million in cash and short-term investments as of September 30, 2023 and $41.9 million as of October 30, 2023.  The Company expects to spend approximately $4.5 – $5.0 million for capital expenditures during 2023.

Saga’s 2023 Third Quarter conference call will be held on Thursday, November 2, 2023 at 11:00 a.m.  The dial-in number for the call is (973) 528-0008.  Enter conference code 713759.  A recording and transcript of the call will be posted to the Company’s website as soon as it is available after the call.  The Company requests that all parties who would like to submit questions to the Company please email those inquiries by 10:00 a.m. on November 2, 2023 to SagaIR@sagacom.com. The Company will discuss, during the limited period of the conference call, the inquiries it deems of general relevance and interest. Only inquiries made in compliance with the foregoing directions will be discussed during the call.

Saga utilizes certain financial measures that are not calculated in accordance with generally accepted accounting principles (GAAP) to assess its financial performance.  The attached Selected Supplemental Financial Data tables disclose the Company’s reconciliation of non-GAAP financial measures: GAAP operating income to station operating income, and GAAP net income to trailing twelve-month consolidated EBITDA as well as other financial data.  Such non-GAAP financial measures include same station financial information, station operating income, trailing 12-month consolidated EBITDA, and leverage ratio. These non-GAAP financial measures are generally recognized by the broadcasting industry as measures of performance and are used by Saga to assess its financial performance including, but not limited to, evaluating individual station and market-level performance, evaluating overall operations, as a primary measure for incentive-based compensation of executives and other members of management and as a measure of financial position.  Saga’s management believes these non-GAAP financial measures are used by analysts who report on the industry and by investors to provide meaningful comparisons between broadcasting groups, as well as an indicator of their market value.  These measures are not measures of liquidity or of performance in accordance with GAAP and should be viewed as a supplement to and not as a substitute for the results of operations presented on a GAAP basis including net operating revenue, operating income, and net income. Reconciliations for all the non-GAAP financial measures to the most directly comparable GAAP measure are attached in the Selected Supplemental Financial Data tables.

This press release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that are based upon current expectations and involve certain risks and uncertainties.  Words such as “will,” “may,” “believes,” “expects,” “anticipates,” “guidance,” and similar expressions are intended to identify forward-looking statements.  The material risks facing our business are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including in particular Item 1A of our Annual Report on Form 10-K.  Readers should note that forward-looking statements may be impacted by several factors, including global, national and local economic changes and changes in the radio broadcast industry in general as well as Saga’s actual performance.  Actual results may vary materially from those described herein and Saga undertakes no obligation to update any information contained herein that constitutes a forward-looking statement.

Saga is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties.  Saga owns or operates broadcast properties in 27 markets, including 79 FM radio stations, 33 AM radio stations and 80 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

Saga Communications, Inc.

Selected Consolidated Financial Data

For the Three and Nine Months Ended

September 30, 2023 and 2022

(amounts in 000’s except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Operating Results
Net operating revenue	$29,149	$29,980	$83,628	$84,768
Station operating expense	22,760	22,295	66,870	64,649
Corporate general and administrative	2,852	6,667	7,940	11,970
Other operating expense (income), net	45	(37)	125	3
Operating income	3,492	1,055	8,693	8,146
Interest expense	44	32	130	96
Interest income	(391)	(134)	(1,027)	(187)
Other income, net	—	(34)	(119)	(36)
Income before income tax expense	3,839	1,191	9,709	8,273
Income tax provision
Current	835	730	2,020	2,390
Deferred	275	565	690	960
	1,110	1,295	2,710	3,350
Net income (loss)	$2,729	$(104)	$6,999	$4,923

Earnings (loss) per share:
Basic	$0.45	$(0.01)	$1.15	$0.82
Diluted	$0.45	$(0.01)	$1.15	$0.82

Weighted average common shares	6,032	5,961	6,031	5,977
Weighted average common and common equivalent shares	6,032	5,961	6,031	5,977

	September 30,
	2023	2022
Balance Sheet Data
Working capital	$43,087	$47,135
Net fixed assets	$52,855	$54,205
Net intangible assets and other assets	$120,268	$118,031
Total assets	$234,367	$251,425
Long-term debt	$—	$—
Stockholders' equity	$181,935	$188,013

Saga Communications, Inc.

Selected Consolidated Financial Data

For the Nine Months Ended

September 30, 2023 and 2022

(amounts in 000’s except per share data)

(Unaudited)

	Nine Months Ended
	September 30,
	2023	2022

	(Unaudited)
	(In thousands)
Statement of Cash Flows
Cash flows from operating activities:
Net income	$6,999	$4,923
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,737	3,834
Deferred income tax expense	690	960
Amortization of deferred costs	27	9
Compensation expense related to restricted stock awards	743	1,726
Loss on sale of assets, net	125	3
Other (gain) loss, net	(119)	3
Barter (revenue) expense, net	44	(40)
Deferred and other compensation	(239)	1,422
Changes in assets and liabilities:
(Increase) decrease in receivables and prepaid expenses	(51)	(23)
Increase (decrease) in accounts payable, accrued expenses, and other liabilities	1,965	1,545
Total adjustments	6,922	9,439
Net cash provided by operating activities	13,921	14,362
Cash flows from investing activities:
Purchase of short-term investments	(14,441)	(14,000)
Redemption of short-term investments	14,437	4,000
Acquisition of property and equipment (Capital Expenditures)	(3,397)	(4,731)
Acquisition of broadcast properties	-	(57)
Proceeds from sale and disposal of assets	621	66
Other investing activities	117	-
Net cash used in investing activities	(2,663)	(14,722)
Cash flows from financing activities:
Cash dividends paid	(16,816)	(6,167)
Purchase of treasury shares	-	(7)
Net cash used in financing activities	(16,816)	(6,174)
Net increase (decrease) in cash and cash equivalents	(5,558)	(6,534)
Cash and cash equivalents, beginning of period	36,802	54,760
Cash and cash equivalents, end of period	$31,244	$48,226

Saga Communications, Inc.

Selected Supplemental Financial Data

For the Three and Nine Months Ended

September 30, 2023 and 2022

(amounts in 000’s)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023		2022
Reconciliation of GAAP operating income to station operating income (a non-GAAP financial measure)
Operating income	$3,492	$1,055	$8,693		$8,146
Plus:
Corporate general and administrative	2,852	6,667	7,940		11,970
Other operating expense (income), net	45	(37)	125		3
Station depreciation and amortization	1,204	1,214	3,599		3,622
Station operating income	$7,593	$8,899	$20,357		$23,741

Other financial data
Depreciation and amortization:
Radio Stations	$1,204	$1,214	$3,599		$3,622
Corporate	$58	$87	$138		$212
Compensation expense related to restricted stock awards	$250	$1,049	$743	(1)	$1,726	(1)
Other operating expense (income), net (2)	$45	$(37)	$125		$3
Other income, net (2)	$-	$(34)	$(119)		$(36)
Deferred income tax expense (2)	$275	$565	$690		$960
Acquisition of property and equipment (Capital Expenditures)	$760	$1,168	$3,397	(1)	$4,731	(1)

(1)	As presented in the Statement of Cash Flows in the Selected Consolidated Financial Data tables
(2)	As presented in the Operating Results in the Selected Consolidated Financial Data tables

Saga Communications, Inc.

Selected Supplemental Financial Data

September 30, 2023

(amounts in 000's)

(Unaudited)

		Less:	Plus:	Trailing
	12 Months Ended	9 Months Ended	9 Months Ended	12 Months Ended
	December 31,	September 30,	September 30,	September 30,
	2022	2022	2023	2023
Reconciliation of GAAP Net Income to trailing 12 Month Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") (a non-GAAP financial measure) (1)
Net income	$9,202	$4,923	$6,999	$11,278
Exclusions:
Gain (loss) on sale of assets, net	14	(3)	(125)	(108)
Gain on insurance proceeds	534	16	—	518
Other income, net	482	247	1,102	1,337
Total exclusions	1,030	260	977	1,747
Consolidated adjusted net income (1)	8,172	4,663	6,022	9,531
Plus:
Interest expense	130	96	130	164
Income tax provision	4,800	3,350	2,710	4,160
Depreciation & amortization expense	5,171	3,834	3,737	5,074
Non-cash compensation	1,858	1,726	743	875
Trailing twelve month consolidated EBITDA (1)	$20,131	$13,669	$13,342	$19,804

(1)	As defined in the Company's credit facility.